                                                                    EXHIBIT 10.1


                    AMENDED AND RESTATED PURCHASE AGREEMENT



         THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 12th day of November, 1996, by and between BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., a Colorado corporation ("Seller"), and DIVERSIFIED OPPORTUNITIES GROUP LTD., an Ohio limited liability company, or its nominee(s) as described in Section 29 ("Purchaser").

                                    RECITALS

         Seller desires to sell to Purchaser certain Shares (as hereinafter defined) and issue to Purchaser certain convertible notes (the "Notes") in the aggregate principal amount of $6,000,000, and Purchaser desires to acquire the Shares and the Notes from Seller. Seller and Purchaser acknowledge that this Agreement is intended to memorialize their understanding of their agreements contained in that certain letter of intent dated as of May 29, 1996 by and between Seller and Purchaser, as subsequently modified.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing Recitals and of the warranties, representations, agreements and undertakings hereinafter set forth, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1.      CERTAIN DEFINITIONS

         For the purposes of this Agreement, the terms defined in this Section 1 shall have the meanings set out below. All capitalized terms not defined in this Section 1 shall have the meanings ascribed to them in other parts of this Agreement.
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                 (a)      "Closing Date" shall mean November 12, 1996, as of
the close of business, or such other date as to which the parties may agree in writing.

                 (b) "Closing" shall mean the closing on the Closing Date of the transactions contemplated by this Agreement.

                 (c) "Annual Statement" shall mean Seller's Consolidated Balance Sheet at December 31, 1995 and 1994 and the accompanying Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Shareholders' Equity for Seller's three fiscal years then ended, together with the schedules and notes related thereto, accompanied by the applicable report of Deloitte & Touche L.L.P. ("Deloitte"), Certified Public Accountants, as filed with the Securities and Exchange Commission ("SEC").

                 (d) "Interim Statement" shall mean Seller's unaudited Consolidated Balance Sheet at September 30, 1996 and the accompanying Consolidated Statements of Income and Statements of Cash Flow for the 9-month period then ended, together with the notes relating thereto, as filed with the SEC.

                 (e) "Gilpin Annual Statement" shall mean the Gilpin Hotel Venture's (the "Gilpin") Balance Sheet at December 31, 1995 and 1994 and the accompanying Statements of Income, Statements of Cash Flow and Statements of Venturers' Investments and Advances for the Gilpin's three fiscal years, then ended, together with the schedules and notes related thereto, accompanied by the applicable report for Deloitte, as filed with the SEC.

                 (f) "Financial Statements" shall mean the Annual Statement and Interim Statement and the Gilpin Annual Statement.





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                 (g)      "Material Adverse Effect" shall mean any event which
would, in the aggregate, have a material adverse effect upon the business, assets, financial condition or results of operations of any of Seller on a consolidated basis, the Gilpin or the Joint Venture (as hereinafter defined).

                 (h) "NASD" shall mean the National Association of Securities Dealers, Inc.

                 (i) "NASD Approval" shall mean the approval of Seller's shareholders as required by the rules and regulations of the NASD by virtue of its Shares being traded on the National Market tier of the NASDAQ Stock Market for Purchaser's acquisition of certain Shares upon conversion of the Second Note (as hereinafter defined).

                 (j) "Purchaser Material Adverse Effect" shall mean any event which would, in the aggregate, have a material adverse effect upon the business, assets, financial condition or results of operations of Purchaser.

                 (k) "Shares" shall mean shares of Seller's common stock, $.001 par value.

         2.      ISSUANCE OF NOTES; OTHER PURCHASES; PRICE; SECURITY

                 Seller agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from Seller, the Notes and certain of the Shares for the purchase price and upon and subject to the terms, provisions and conditions hereinafter set forth.

                 (a)      (i)     Issuance of First Note.  At Closing, Seller
shall issue and Purchaser shall acquire a Note in the principal amount of $1,500,000 (the "First Note"). The First Note shall be in substantially the form and substance of Exhibit A attached hereto and incorporated herein by reference. The First Note shall contain, among other things, interest at a variable rate per annum equal to Purchaser's cost of funds (estimated at LIBOR + 2%) and an annual facility





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fee equal to 1/4 of 1% of the amount of the principal amount outstanding.
Interest due on the First Note shall be payable on a quarterly basis. In addition, the First Note shall provide that until the entire principal balance of the Note is converted Seller shall pay Purchaser a profit participation equal to 40% of the amount of cash flow distributed by the LLC (as hereinafter defined) to Seller. Unless sooner converted as hereinafter described, the principal due on the First Note shall be due and payable on the second anniversary of the Closing Date. All or any portion of the unpaid principal due shall be convertible into Shares at a conversion price of $5.25 per Share at any time upon the election of Purchaser and, if not yet fully converted, shall, unless the provisions of Article XI of the Operating Agreement (as hereinafter defined) for the LLC apply, be automatically converted into Shares at such time as (i) Purchaser has acquired or received all necessary and appropriate regulatory, licensing and other approvals from the Colorado Division of Gaming (the "Division"), the Colorado Limited Gaming Control Commission (the "Commission") and the state and local liquor licensing authorities and (ii) the Commission approves the issuance to the LLC (as hereinafter defined) of a retail gaming license. Pursuant to the terms of an Assignment, Pledge and Security Agreement (the "Assignment") of even date herewith, the First Note shall be secured by a first priority lien on 100% of Seller's membership interest in the LLC and the products and proceeds thereof, including but not limited to its capital interest, interest in the net profits and net cash flow of the LLC, and all other rights and privileges associated with Seller's membership in the LLC.

                          (ii)    Issuance of Second Note.  Upon obtaining the
NASD Approval, Seller shall immediately issue and deliver to Purchaser and Purchaser shall acquire a note in the principal amount of $6,000,000 (the "Second Note") and the First Note shall be canceled. The





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Second Note shall be dated as of the Closing Date, contain all of the other terms and conditions of the First Note and shall be secured in the same manner as the First Note. The First Note and the Second Note are sometimes collectively referred to hereinafter as the "Note" or the "Notes". It is the intention of the parties that the Note is convertible into 1,142,857 Shares in the aggregate. At the time of the issuance of the Second Note, Seller shall issue a certificate to Purchase affirming that the representations and warranties of Seller contained in this Agreement are true and correct as of the date of the issuance of the Second Note with the same effect as if made on and as of such date. In the event Seller does not obtain NASD Approval, Purchaser shall have no further obligation to make any investment in or loan to Seller beyond the $1,500,000 loan for the First Note. At such time, the Note shall be deemed to have been canceled, the Shares acquired by Purchaser pursuant to
Section 2(a)(iii) below, shall be deemed to have been redeemed, and Purchaser shall be deemed to have made a $2,500,000 capital contribution to the LLC and the parties' interests in the LLC shall be adjusted in accordance with the provisions of Section 4.2 of the Operating Agreement (as hereinafter defined).

                          (iii)   Purchase of Shares.  Seller shall sell and
Purchaser shall purchase 190,476 Shares at a price of $5.25 per Share for a total purchase price of $1,000,000.

                 (b) Payment of Purchase Price for the Shares and the Note. The purchase price for the Shares and the Notes shall be paid as follows:

                          (i) $2,500,000, the aggregate purchase price for the 190,476 Shares and the First Note, shall be paid to Seller by wire transfer or by certified or bank check at the Closing.





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                          (ii)    Provided Seller obtains the NASD Approval,
                                  the balance of $4,500,000 shall be paid by wire transfer or by certified or bank check at such time as the lender to the LLC requires such amount to be invested in the LLC, or at such time as otherwise agreed to by Seller and Purchaser.

                 (c)      Use of Proceeds.         Seller shall use the
proceeds to be received from Purchaser's acquisition of Shares and Purchaser's loans described in Sections 2(a) and 2(b), above, solely to fund Seller's capital contributions to the LLC.

                 (d) Additional Purchases of Shares by Greenlee, Day and Roark. Pursuant to certain convertible notes (the "Subscription Notes") being executed by Robert D. Greenlee ("Greenlee"), Frank B. Day ("Day") and Stephen
R. Roark ("Roark"), such parties shall be obligated to acquire up to in the aggregate 142,857 Shares at a purchase price of $5.25 per Share upon the terms and the conditions set forth in the Subscription Notes, which Subscription Notes shall contain terms and conditions materially agreeable to Purchaser and Seller. The purchase price to be paid by such parties for the Subscription Notes pursuant to this Section 2(d) shall be paid to the Seller in cash at the time Purchaser makes the payment described in Section 2(b)(ii).

                 (e) Share Adjustments. Notwithstanding any contrary provision herein, in the event that subsequent to the date hereof there shall be any change in the issued and outstanding Shares by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, separation, reorganization, liquidation, consolidation, split- up, combination or exchange of Shares, or transaction or event having an effect similar to any of the foregoing, the number of and price





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for Shares to be acquired upon conversion of the Notes or hereunder and the number of, and price for, Options (as hereinafter defined) to be granted hereunder, shall be appropriately adjusted.

         3. AGREEMENTS REGARDING SHARES OF CERTAIN KEY SHAREHOLDERS AND BOARD OF DIRECTORS.

                 (a)      At or prior to the Closing, Purchaser and/or Jeffrey
P. Jacobs (Mr. Jacobs being hereinafter referred to as "Jacobs"), Greenlee and Day shall have entered into a Shareholders' Agreement (the "Shareholders' Agreement") with respect to the Shares owned or subscribed to by each of them or their controlled entities or Shares which may be acquired upon conversion of the Note. The Shareholders' Agreement shall be in the form of Exhibit B attached hereto and shall provide, among other things, for a pro rata right of first refusal among such parties.

                 (b) At or prior to Closing, Seller's Board of Directors (the "Board") shall consist of seven persons, three of whom shall be nominees of Purchaser. In addition at or prior to Closing, Jacobs shall be elected as Chief Executive Officer and Co-Chairman of the Board of Seller.

                 (c) The Shareholders' Agreement shall provide for Greenlee and Day to cause their Shares to be voted for the purpose of (i) effecting the provisions of subparagraph (b) above and (ii) calling or causing Seller to call a special meeting of shareholders of Seller to occur on or before January 31, 1997 (the "Special Meeting") in order to approve Purchaser's acquisition of the Shares which may be acquired upon conversion of the Note and to approve the proposals set forth in Section 3(d) below.

                 (d) The Shareholders' Agreement shall also contain provisions whereby Greenlee and Day agree to vote or continue to vote at the Special Meeting or otherwise, as the





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case may be, their Shares in favor of the following proposals which will become effective at such time as Purchaser owns 820,000 or more Shares:

                          (i)     The expansion of the Board to nine members
with Purchaser being entitled to nominate five members to the Board.

                          (ii)    Adopting staggered terms for Seller's Board
in accordance with Section 7-108-106 of the Colorado Business Corporation Act and nominees of Seller and Purchaser shall be nominated in each of three classes so created on terms agreeable to the parties. No later than the next annual meeting of shareholders following such time as Purchaser owns 820,000 or more Shares, directors shall be nominated to the three classes as follows:
Class I shall have three directors (one nominee of Seller and two nominees of Purchaser), Class II shall have three nominees (two nominees of Seller and one of Purchaser) and Class III shall have three nominees (two nominees of Purchaser and one of Seller).

                          (iii)   Electing Jacobs as Chief Executive Officer
and Chairman of the Board of Directors of Seller.

                          (iv)    If determined necessary by counsel to Seller
and Purchaser, an appropriate "poison pill" plan shall be submitted to Seller's shareholders at such special meeting or at the next regularly scheduled meeting of shareholders in order to protect Seller and its shareholders from unwarranted and unwanted takeover attempts by unrelated third parties.

         Pursuant to the Shareholders' Agreement, Greenlee and Day shall appoint Jacobs as their proxy to vote their shares in accordance with this
Section 3.

                 (e) At or prior to Closing, Purchaser and Seller shall execute and deliver a Registration Rights Agreement (the "Registration Agreement") in the form of Exhibit C attached





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hereto.  The Registration Agreement shall provide for the registration of all
Shares acquired by Purchaser hereunder, including any Shares acquired pursuant to the Shareholders' Agreement.

         4.      AGREEMENTS REGARDING JOINT VENTURE AND MASTER JOINT  VENTURE

                 (a) At or prior to Closing, Purchaser and its affiliates and Seller shall restructure that certain Joint Venture (the "Joint Venture") which was previously formed by Seller and Purchaser's affiliate pursuant to a certain Joint Venture Agreement dated December 15, 1994, as amended. The Joint Venture shall be restructured into a limited liability company formed under the laws of the State of Colorado (the "LLC"). At or prior to Closing, the parties shall enter into the Operating Agreement for the LLC (the "Operating Agreement") on terms mutually agreeable to the parties.

                 (b) At or prior to Closing, Seller and Purchaser shall also have entered into a twenty year Master Joint Venture Agreement (the "Master Joint Venture Agreement") on terms mutually agreeable to Seller and Purchaser.

         5.      REPRESENTATIONS AND WARRANTIES BY SELLER

                 As a material inducement to Purchaser to enter into this Agreement, Seller represents, warrants to and, where applicable, covenants with Purchaser that as of the date hereof and as of the Closing Date:

                 (a) Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and each of Seller and the Gilpin has full corporate power and authority to own its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in all jurisdictions in which it is required to be so qualified, except where the failure to so qualify or be in good





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standing would not, in the aggregate, have a Material Adverse Effect, and has received all necessary authorizations, consents, licenses and approvals of the Division, the Commission and other governmental authorities material to the ownership of its properties and assets and to the conduct of its business.

                 (b) Power and Authority; No Conflicts. Seller has full power and authority (corporate or otherwise) to enter into and carry out the terms of this Agreement. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by the requisite vote of the Board of Seller. This Agreement has been duly and validly executed by Seller, and constitutes, and when executed and delivered, each other document and instrument to be executed and delivered by Seller pursuant hereto will constitute, a valid and binding agreement of Seller enforceable against it in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and except to the extent that the enforceability of rights and remedies may be limited by general principles of equity. The execution and delivery of this Agreement does not, and, subject to any requisite governmental or other consents or approvals, the consummation of the transactions contemplated hereby will not, (i) violate any provision of the Articles of Incorporation, as amended, of Seller, or the Bylaws of Seller, (ii) violate or conflict with any law, ordinance, rule, regulation, order, judgment or decree to which Seller or the Gilpin is subject or by which Seller or the Gilpin is bound, or (iii) except as contemplated hereunder or set forth on Schedule 5(b), violate or conflict with or constitute a material default (or an event





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which, with notice or lapse of time, or both, would constitute a default)
under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets under, any term or provision of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which either Seller or the Gilpin is a party or by which any of their respective assets or properties may be bound or affected. Except for any required approval of Seller's shareholders, the Division, the Commission and/or state and local liquor licensing authorities, no consent, approval, authorization or action by any federal, state, local or foreign governmental agency, instrumentality, commission, authority, board or body (collectively, "Governmental Agency" or "Governmental Authority") or any other third party is required in connection with the execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

                 (c) Capital Structure. The authorized capital stock of Seller as of the date of this Agreement consists solely of Forty Million (40,000,000) Shares, of which 2,481,567 are issued and outstanding, and Ten Million (10,000,000) shares ("Preferred Shares") of a preferred class, $.001 par value, of which none are issued and outstanding. Except as set forth on
Schedule 5(c), no Shares or Preferred Shares are held as treasury shares. All of the outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and nonassessable and free from preemptive rights. Schedule 5(c) sets forth a list of each stock option, warrant or other right to acquire securities of Seller (an "Option") outstanding on the date of this Agreement. Seller's partners at the Casino have no rights to acquire Shares or other securities of





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Seller.  There are no outstanding options, warrants, convertible securities, subscriptions or other rights or agreements providing for the issuance or delivery of any additional shares of capital stock of Seller, except the Options.

                 (d) Valid Issuance of Shares. The Shares issuable upon conversion of the Note have been duly and validly reserved for issuance, and when issued and delivered in accordance with the terms of the Note, will be duly and validly issued, fully paid and nonassessable.

                 (e) Subsidiaries. Except as set forth on Schedule 5(e), Seller has no subsidiaries, either wholly or partially owned and except for the Gilpin and the Joint Venture, Seller has no interest as a partner or otherwise in any partnership, joint venture or other business enterprise.

                 (f) SEC Documents. Seller has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Seller with the SEC since March 31, 1994 (as such documents have since the time of their filing been amended, the "Seller SEC Documents") which are all of the documents (other than preliminary material) that Seller was required to file with the SEC since such date. As of their respective dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Seller included in the Seller SEC Documents comply as to form in all material respects with





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applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Seller as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. To the best of its knowledge Seller is not now, nor has it ever been, the subject of any inquiry or other investigation by the SEC ("SEC Investigation"), nor, to the best knowledge of Seller, is any such SEC Investigation pending or threatened.

                 (g) Title to Assets. Each of Seller, the Gilpin and the Joint Venture has good, marketable and valid title in and to all of its assets, including all real, personal and intangible property, and, except as set forth on Schedule 5(g), each holds its assets free and clear of any mortgage, conditional sale agreement, title retention agreement, security interest, lease, pledge, hypothecation, lien or other encumbrance.

                 (h) Condition of Assets. All of the assets (whether owned or leased) that are necessary for the conduct of the business of Seller, the Gilpin and the Joint Venture are in normal operating condition, free from defects other than such minor defects as do not materially interfere with the continued use thereof in normal operations.

                 (i) Insurance. Each of Seller, the Gilpin and the Joint Venture (a) maintains insurance policies with licensed insurance carriers on such assets, properties and businesses and against such risks as is customary for companies engaged in its business, or (b) has reserved on





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the Financial Statements sufficient funds to cover all losses known to it arising from such risks. Schedule 5(i) sets forth a list and brief description (specifying the insurer and describing each pending claim thereunder) of all policies, binders or reserves of fire, liability, workers' compensation, vehicular and other insurance or self-insurance held by or on behalf of Seller, the Gilpin and the Joint Venture. All such policies are in full force and effect and insure against risks and liabilities to an extent and in a manner customary in the industry in which such parties operate. Except for claims identified on Schedule 5(i), there are no outstanding unpaid claims under any such policy, binder or reserve. Except as set forth on Schedule 5(i), there will be no liability of Seller, the Gilpin and the Joint Venture as of the Closing Date, under any such insurance policy or ancillary agreement with respect thereto in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date. None of the Seller, the Gilpin nor the Joint Venture has received notice of cancellation or nonrenewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders, or any failure to pay premiums due.

                 (j) Dividends and Distributions. From December 31, 1995 to the date hereof, Seller has not declared or paid any dividends on any Shares or Preferred Shares, nor has it made any other payments or distributions thereon to its shareholders.

                 (k) Seller Data. Seller has made available to Purchaser its corporate minutes, articles and regulations, books and records, all material contracts, all loan documentation, all notes, all leases, evidence of all bank accounts, an accurate and complete list of each insurance policy currently providing coverage for the real and personal property owned, operated or leased together with copies of such policies, information regarding employee compensation and benefit





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plans, a list of all outstanding workers compensation and unemployment claims, all licenses and permits that Seller has with respect to its operations and with respect to the operations of the Gilpin and the Joint Venture, and all outstanding citations or complaints relating to environmental, health or safety laws or regulations (collectively, the "Seller Data"). Seller acknowledges that Purchaser has relied on the Seller Data in deciding to execute this Agreement and consummate the transactions contemplated hereby.

                 (l)      Undisclosed Liabilities.  Except as set forth in
Schedule 5(l), none of the Seller, the Gilpin nor the Joint Venture has any liabilities or obligations of any nature, secured or unsecured (absolute, accrued, contingent or otherwise and whether due or to become due), except (i) liabilities and obligations that are fully reflected, reserved against or disclosed in the Financial Statements, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice.

                 (m) Investigation or Litigation. Except for the investigation with respect to the check cashing and bad check collection practices of the Gilpin, and as set forth on Schedule 5(m), there is no investigation or review pending or to the best knowledge of Seller threatened by any Governmental Agency or other party or person with respect to Seller, the Gilpin or the Joint Venture; nor has any Governmental Agency or other party or person indicated in writing to Seller an intention to conduct any such investigation or review; nor, to the knowledge of Seller, is there any valid basis for any such investigation or review. Except as set forth on Schedule 5(m), there is no claim, action, suit or proceeding pending before or, to the best knowledge of Seller, threatened against or affecting Seller, the Gilpin or the Joint Venture at law or in equity by, any





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
Governmental Agency or other party or person, nor is there, to the best knowledge of Seller, any valid basis for any such claim, action, suit or proceeding.

                 (n) Certain Agreements. Except as disclosed in the Seller SEC Documents filed prior to the date of this Agreement or in Schedule 5(n) as of the date of this Agreement, Seller is not a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice,
(ii) agreement with any executive officer or other key employee of Seller, or
(iii) agreement or plan, including any stock option plan, stock appreciation rights plan, any of the Plans (as defined in Section 5(o)), restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                 (o)      Employee Benefits.

                          (i)     Schedule 5(o) contains a true and complete
list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or other employee benefit plan, program, practice, agreement or arrangement, including, without limitation, each "employee benefit plan" as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained, contributed to or required to be contributed to by Seller or any trade or business, whether or not incorporated (an "ERISA Affiliate"), whose employees would, for the purposes of applying certain provisions of the Internal Revenue code of





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
1986, as amended (the "Code"), be aggregated with the employees of Seller under
Section 414(b), (c), (m), (n) and/or (o) of the Code or which would be deemed to be a member of a "controlled group" within the meaning of Section 4001(a)(14) of ERISA of which Seller is also a member, for the benefit of current or former employees or directors of Seller and/or such ERISA Affiliate (the "Plans").

                          (ii)    Each of the Plans has been operated and
administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. No violation of Section 404 of ERISA has occurred with respect to any Plan.

         6. There are no pending, or to the best knowledge of Seller, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                 (a) Labor Matters. Seller has not entered into any collective bargaining agreements or any other agreements with any labor organization or any other person or group claiming to represent or bargain collectively for any of Seller's, the Gilpin's or the Joint Venture's employees. Except as set forth in Schedule 5(p), there are no unfair labor practice charges, lawsuits, grievances or administrative charges pending or to the best knowledge of Seller threatened, concerning or affecting Seller, the Gilpin or the Joint Venture. Seller has received no written notice nor has there been any proceeding or adjudication questioning whether or alleging or determining that Seller, the Gilpin or the Joint Venture, is not in compliance, in all material respects, with all federal, state and local laws and regulations with respect to employment, employment practices and terms and conditions of employment.

                 (b) Taxes. Except as set forth in Schedule 5(q), Seller has (i) timely filed all tax returns, schedules, declarations, and tax-related documents including, without limitation, all Forms 5500 pertaining to the Plans (collectively, "Returns") required to be filed in any jurisdictions to which it or the Gilpin is or has been subject, (ii) timely paid in full all taxes, interest and penalties with respect thereto subject to audit by the taxing authorities by such jurisdictions and timely made all deposits of tax required by all applicable taxing jurisdictions, (iii) fully accrued on its books an amount sufficient to pay all taxes not yet due but related to operations through the date hereof and will have accrued all taxes not yet due but which will become due through the Closing Date, (iv) made timely payments of all taxes required to be deducted and withheld from the wages paid to employees, and (v) otherwise satisfied, in all material respects, all legal requirements applicable to it with respect to all aforementioned obligations to taxing jurisdictions. All Returns filed by Seller accurately reflect in all material respects their income, expenses, deductions, credits and loss carryovers and the taxes due and are otherwise accurate and complete in all material respects and have not been amended. Seller has delivered to Purchaser true and complete copies of all federal and state income and franchise tax returns for each of the taxable years ended December 31, 1991 through December 31, 1995, inclusive. Except as set forth on Schedule 5(q), Seller has no knowledge that an audit of any of the federal income tax returns of Seller or the Gilpin is in progress and has no reason to believe that any such audit is contemplated. For purposes of this Section, "tax" and "taxes" (when not modified by other words such as "income" or "franchise") shall include all income, gross receipts, franchise, excise, real and personal property, and other taxes imposed by any federal, state, municipal, local, or other governmental agency, including assessments in the nature of taxes.

                 (c) Absence of Certain Changes. Since December 31, 1995, except as disclosed in the Seller SEC Documents, none of Seller, the Gilpin nor the Joint Venture has suffered any Material Adverse Effect.

                 (d) Conduct of Business. Since the close of business on September 30, 1996, except as set forth in Schedule 5(s), Seller has not, and prior to the Closing Date will not have, without the prior written consent of
Purchaser:

                          (i) Issued, sold, redeemed, reclassified or purchased any Shares or Preferred Shares or other corporate securities, warrants or debt instruments or, except as contemplated by
                                  Section 8(c), granted any Options or other rights in connection therewith.

                          (ii) Incurred, paid or settled any obligations, commitments or liabilities, absolute, accrued, contingent or otherwise, except obligations, commitments or liabilities to perform sales contracts, purchase orders or similar commitments, in each case incurred, paid or settled in normal amounts and in the regular and ordinary course of Seller's business.

                          (iii)   Incurred any continuing contract or
                                  commitment or other liability for the future purchase of materials, supplies or equipment which is not in the regular and ordinary course of the business, or any contracts or commitments for capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate.

                          (iv) Conducted its business other than in the regular and ordinary course thereof.


                          (v) Sold, assigned, transferred, encumbered or granted a security interest in respect of any of its assets.

                          (vi) Entered into any pension, retirement, deferred compensation, profit sharing, bonus, retainer, consulting, welfare or incentive compensation plan or arrangement, or any contract, or any fringe or other benefits or arrangements, of, with or for any officer, director, employee or any other person; or granted any increase in the compensation payable, or to become payable, by Seller to any of its officers, directors, employees or other persons (other than customary merit increases of nonofficers), or in any bonus, insurance, pension or other benefit plan made for or with any of them.

                          (vii) Terminated any material contract, agreement, license or other instrument to which it is a party other than in the regular and ordinary course of business.

                          (viii) Changed its Articles of Incorporation, Bylaws or any aspect of its corporate structure.

                          (ix) Agreed to do any of the things or made any commitment to take any of the types of action specified in (i) through (viii) above.

                 (e) Legal Compliance. Each of the Seller, the Gilpin and the Joint Venture has complied in all material respects with all applicable laws, rules, regulations, and ordinances of any Governmental Agency (including without limitation, all laws and regulations of the Division and the Commission) having jurisdiction, any trademark, tradename or copyright rules and regulations, and any zoning, occupational safety or environmental protection laws or any laws relating to the employment of labor. None of Seller, the Gilpin nor the Joint Venture is in violation of, or in default under, any terms or provisions of any mortgage, indenture, security agreement, lease, license, contract, agreement, instrument, order, arbitration award, judgment, injunction or decree. Except with respect to the Casino Investigation, Seller has not received any notice nor has there been any proceeding or adjudication questioning whether or alleging or determining that the business of Seller, the Gilpin or the Joint Venture is or has been conducted in violation of any law, ordinance, regulation, order, decree, judgment or injunction. Seller has not received any notice nor has there been any proceeding or adjudication questioning whether or alleging or determining that they have not obtained all permits, licenses and other authorizations which relate to the assets or the business of Seller, the Gilpin or the Joint Venture. Seller has not received any written notice nor has there been any proceeding or adjudication questioning whether or alleging or determining that any of such parties is not in compliance in all material respects with all material terms and conditions of such permits, licenses and authorizations.

                 (f)      Environmental Protection.

                          (i)     Each of Seller, the Gilpin and the Joint
Venture is in compliance with all Environmental Laws (as hereinafter defined) applicable to the business of such parties. Seller has disclosed to Purchaser all outside consultants' reports, internal memoranda, legal documents and any other information, written or otherwise (including without limitation, phase 1 and phase 2 reports) in Purchaser's possession relating to its and their compliance with all Environmental Laws.

                          (ii)    "Environmental Laws" means all U.S. federal,
state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata).

                 (g) Copyrights, Trademarks, Trade names, Etc. Schedule 5(v) contains an accurate and complete list of all material copyrights, trademark registrations, trademark applications, service marks, trade names and assumed names used in Seller's, the Gilpin's or the Joint Venture's business. Seller has not received written notice nor has there been any proceeding or adjudication questioning whether or alleging or determining that the use thereof by Seller the Gilpin or the Joint Venture infringes on or conflicts with any existing patents, trademarks or copyrights or any other rights of any person. Seller has nor received any written notice of any material claim of a third party to the use of any such names.

                 (h) Contracts. Each contract and commitment (whether written or oral) that individually involves potential future payments by or to Seller, the Gilpin or the Joint Venture of $50,000 or more is disclosed on
Schedule 5(w) (except as otherwise indicated therein) and copies of such written contracts or commitments have been provided to Purchaser. Seller is not, nor has it been during the past three years, a partner in any partnership or a party to any joint venture.

                 (i) Full Disclosure. There is no fact known to Seller which has not been disclosed to Purchaser in writing, that has caused, or would reasonably be anticipated to result in, a Material Adverse Effect.

         7. Representations and Warranties of Purchaser. As a material inducement to Seller to enter into this Agreement, Purchaser represents, warrants to and, where applicable, covenants with Seller that as of the date hereof and as of the Closing Date:

                 (a) Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted.

                 (b) Power and Authority No Conflicts. Purchaser has the requisite power and authority to enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby by Purchaser have been duly authorized by the Manager of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and except to the extent that the enforceability of rights and remedies may be limited by general principles of equity. The execution and delivery of this Agreement does not, and, subject to any requisite governmental or other consents or approvals (including without limitation, licensing approval of the Division and the Commission), the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Organization or the Operating Agreement of Purchaser, (ii) violate or conflict with any law, ordinance, rule, regulation, order, judgment or decree to which Purchaser is subject or by which Purchaser is bound (other than violations or conflicts which individually or in the aggregate would not have a Purchaser Material Adverse Effect or which would not prevent or delay the consummation of the transactions contemplated hereby), or (iii) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or the assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Purchaser is a party or by which Purchaser or any of its assets or properties may be bound or affected (other than, in any such instance, violations, conflicts, defaults, terminations, accelerations, liens, security interests, charges or encumbrances which individually or in the aggregate would not have a Purchaser Material Adverse Effect or which would not prevent or delay the consummation of the transactions contemplated hereby). Except for approval of Seller's shareholders, any required licensing approval of the Division, the

Commission and state and local liquor licensing authorities, no consent, approval, authorization or action by any Governmental Agency or any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or the consummation by Purchaser of the transactions contemplated herein or therein.

                 (c) Investment Purpose. The Shares to be acquired by Purchaser upon conversion of the Note are being acquired for Purchaser's own account and not with the view to or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "1933 Act"). Purchaser understands that the Shares have not been registered under the 1933 Act by reason of their contemplated issuance in a transaction believed to be exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof, and in transactions believed to be exempt from the registration and/or qualification provisions of the appropriate state securities laws. Purchaser has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing or acquiring the Shares.

                 (d) Gaming Approval. To the best of Purchaser's knowledge, there are no facts or circumstances which exist which would preclude Purchaser from obtaining any necessary approval from the Division and the Commission and/or the appropriate state and local liquor licensing authorities.

         8.      CLOSING

                 The Closing hereunder shall take place on the Closing Date by the use of facsimile, U.S. Mail and overnight courier.

         9.      UNDERTAKINGS.

                 (a) Prior to the date hereof, Purchaser and its agents and representatives commenced and, from and after the date hereof, shall be permitted to continue Purchaser's due diligence review of Seller, in anticipation of the Closing, and shall have full access to all relevant information regarding Seller, its assets, the business and the Shares to determine that all financial and other information has been and will be provided to Purchaser is reasonably accurate. Purchaser acknowledges that such information shall be and remain confidential until the Closing. In the event the transactions contemplated by this Agreement do not close, Purchaser shall return to the Seller all documents previously furnished to Purchaser by the Seller. Purchaser and its agents and representatives hereby agree that they will not divulge or use any confidential or other proprietary information regarding Seller, except to the extent (i) required by law, (ii) otherwise available from third parties, or (iii) previously known to Purchaser from sources other than the Seller.

                 (b) Seller shall not divulge or use any confidential or proprietary information regarding the Purchaser, except to the extent (i) required by law, (ii) otherwise available from third parties, or (iii) previously known to Seller from sources other than the Purchaser.

                 (c) At or prior to Closing, Seller's 1996 Employees' Incentive Stock Option Plan (the "1996 Plan") shall have been expanded in a manner satisfactory to Seller and Purchaser to provide for additional grants of Options as follows: Options for 180,000 Shares to Purchaser's employees (including Jacobs) as determined by Purchaser and Options for 120,000 Shares to Seller's officers and employees as determined by Seller's Board. The exercise price of such Options shall be $5.625 per Share. The vesting schedule for the Options shall be 1/3 upon conversion of the entire unpaid principal balance of the Note, and 1/3 each upon the first and second anniversary dates of such conversion. Options held by certain officers and employees of Seller as approved by Purchaser shall be amended in order to change the exercise price of such Options to $5.625 per Share.

         10.     [INTENTIONALLY OMITTED]

         11.     Governmental Regulation.

                 (a) The parties hereto acknowledge that the business of Seller and the proposed business of the Joint Venture is subject to stringent government regulation including supervision by the Division and the Commission.

                 (b) The parties also acknowledge that Purchaser and certain of its affiliates are presently seeking appropriate gaming licenses from the Division (Jacobs has already obtained a key employee license), and that no assurance can be given that such licenses will be issued or when such licenses may be issued.

                 (c) If any license, registration, application or other form of required governmental filing for the Gilpin Hotel Casino (the "Gilpin Casino"), the LLC's planned casino or otherwise, is denied, reserved, revoked or suspended for any reason, including, but not limited to the participation of a person unacceptable or unsuitable to the Division and the Commission or other Governmental Authority, the affected party hereto (either Seller, Purchaser or Jacobs) shall take all measures necessary to remedy or correct the deficiency. In the case where the Division, the Commission or other Governmental Authority denies or reserves approval for gaming operations or other business operations of a party hereto because of the participation of an unacceptable or unsuitable person, that party shall forthwith expel such person(s) and substitute a person(s) acceptable to the Division, the Commission or other Governmental Authority, or otherwise take measures to remedy or correct the deficiency.

                 (d) Pursuant to the Operating Agreement for the LLC (the "Operating Agreement"), Purchaser and/or its affiliate has certain rights to acquire Seller's interest in the LLC. Further, a member's interest in the LLC may be automatically divested upon the occurrence of certain events. In the event such rights to acquire Seller's interest have been exercised or Seller's interest is divested and thereafter Seller exercises and fulfills certain repurchase rights contained in the Operating Agreement, the parties intend that Purchaser would thereafter be issued 1,142,857 Shares as part of the consideration to be paid by Seller as part of the repurchase right (relating to 40% of Seller's Membership Interest (as defined in the Operating Agreement)) and all of the terms and conditions of this Agreement would apply.

         12.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                 The obligations of Purchaser hereunder are subject to the following conditions, any of which may be waived in writing by Purchaser:

                 (a) Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date and the date of issuance of the Second Note with the same effect as if made on and as of such dates. All Schedules and all other information furnished to Purchaser pursuant to this Agreement shall be updated by Seller as of the Closing Date and the date of issuance of the Second Note, if so required. The updating of said Schedules shall not, in any manner, affect the representations and warranties of Seller nor relieve Seller from any liability thereunder.

                 (b) Performance of Agreements and Conditions. Seller, Greenlee and Day shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by Seller, Greenlee and Day as the case may be, prior to or at the Closing Date or the date of issuance of the Second Note, as the case may be.

                 (c) President's Certificate. Seller shall have delivered to Purchaser a certificate from its President, dated the Closing Date, certifying in such detail as Purchaser may reasonably request to Seller's fulfillment of the conditions specified in subsections (a) and (b) above and such other evidence as to Seller's compliance with the provisions of this Agreement as Purchaser reasonably may request.

                 (d) Due Diligence Completion. Purchaser shall have completed its due diligence investigation contemplated by Section 8(a) and such investigation shall not, in Purchaser's sole discretion, have disclosed any material variances from information heretofore provided by Seller to Purchaser.

                 (e) Injunction. On the Closing Date there shall not be in effect any injunction, writ, temporary restraining order or any other order of any nature issued by a court or other governmental body or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided, nor shall there be any litigation or proceeding pending or threatened in respect of the transaction contemplated hereby.

                 (f) Shareholders' Agreement. Greenlee, Day and Jacobs shall have entered into the Shareholders' Agreement.

                 (g) Registration Agreement. Seller and Purchaser shall have entered into the Registration Agreement.

                 (h) LLC. Seller and Purchaser shall have entered into all documents necessary to restructure the Joint Venture into the LLC.

                 (i) Master Joint Venture Agreement. Seller and Purchaser shall have entered into the Master Joint Venture Agreement.

                 (j) Delivery of the Note, the Shares and Security Documents. Seller shall have delivered to Purchaser the Note, certificates for the 190,476 Shares and shall have delivered all other instruments, certificates and other documents required to be delivered hereunder in order to grant Purchaser the security interests referenced in Section 2(a).

                 (k) Condition of Business and Properties. Between the date of this Agreement and the Closing Date, each of Seller, the Gilpin and the Joint Venture shall have continued to operate its business in its regular and ordinary course. On and before the Closing Date, the business and property of Seller, the Gilpin and/or the Joint Venture shall not have been adversely affected in any material way as a result of fire, accident or other casualty (whether or not covered by insurance) or any labor dispute or act of God or the public enemy or as the result of any judicial, administrative or governmental proceeding or other event or condition.

                 (l) Governmental Approval. Purchaser shall have obtained licensing approval from the Division and the Commission, if required, and any other necessary governmental or regulatory approval.

                 (m) Employment Agreements. Seller shall have entered into the employment agreements in form satisfactory to Purchaser, in its sole discretion, with Jacobs, Roark and Stanley Politano.

                 (n) Opinion of Counsel. Purchaser shall have received a legal opinion from Jones & Keller P.C., counsel for Seller, dated as of the Closing Date, which opinion shall be mutually agreeable to Purchaser's counsel and Seller's counsel.

                 (o) Delivery of Documents. Seller shall have delivered or caused to have been delivered to Purchaser the documents contemplated by
Section 15 not otherwise hereinabove specified.

         Seller represents and warrants that it has not caused, and it covenants and agrees that it shall not cause, any event that would prevent the satisfaction of all of the conditions set forth in this Section 11. Seller covenants and agrees to take all action reasonably required to satisfy such conditions.

         13.     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

                 The obligations of Seller hereunder are subject to the following conditions, any of which may be waived in writing by Seller:

                 (a) Representations and Warranties True at Closing. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the Closing Date and the date of issuance of the Second Note with the same effect as if made on and as of such dates.

                 (b) Performance of Agreements and Conditions. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date and the date of issuance of the Second Note, as the case may be.

                 (c) President's Certificate. Purchaser shall have delivered to Seller the certificate of Purchaser's President, dated the Closing Date, certifying in such detail as Seller reasonably may request to Purchaser's fulfillment of the conditions specified in subsections (a) and (b) above and such other evidence as to Purchaser's compliance with the provisions of this Agreement as Seller reasonably may request.

                 (d) Opinion of Counsel. Purchaser shall have delivered to Seller an opinion of Hahn Loeser & Parks, counsel for Purchaser, dated the Closing Date, which opinion shall be mutually agreeable to Purchaser's counsel and Seller's counsel.

                 (e) Injunction. On the Closing Date there shall not be in effect any injunction, writ, temporary restraining order or any order of any nature issued by a court or other governmental body or agency directing that the transactions provided for herein not be consummated as herein provided, nor shall there be any litigation or proceeding pending or threatened in respect of the transactions contemplated hereby.

                 (f) Delivery of Documents. Purchaser shall have delivered to Seller the documents contemplated by Section 15 not otherwise hereinabove specified.

         Purchaser represents and warrants that it has not caused, and it covenants and agrees that it shall not cause, any event that would prevent the satisfaction of all of the conditions set forth in this Section 12. Purchaser covenants and agrees to take all action reasonably required to satisfy such conditions.

         14.     INDEMNIFICATION BY SELLER

                 Seller shall and hereby does indemnify and hold Purchaser harmless from and against and in respect of any and all loss, damage and expense incurred by Purchaser, resulting from, arising out of, attributable to, or in any manner connected with:

                          (i) Any matter in respect of which Seller shall have made any misrepresentation, breached any warranty made pursuant to this Agreement or failed to fulfill any covenant or agreement on the part of Seller contained in this Agreement or in any Exhibit, Schedule or certificate or other document delivered, or to be delivered, by Seller to Purchaser in connection with this Agreement;



                          (ii) Any liability of Seller actual or contingent, current or deferred, not disclosed in the Financial Statements, or any Exhibit or Schedule furnished pursuant hereto; and



                          (iii) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and expense (including reasonable legal and accounting fees and investigation costs) incident to the foregoing and the enforcement thereof.

         If any event shall occur or any circumstance arise which might give rise to a claim in respect of any matter against which Seller has indemnified Purchaser hereunder, Purchaser promptly shall give notice thereof to Seller.
If the matter as to which indemnification may be sought is a claim by a third party, such notice shall be given within thirty (30) days after said claim shall have been presented to the President of Purchaser; otherwise such notice shall be given promptly after the President of Purchaser shall determine that the matter is one as to which indemnification is sought. Unless the parties otherwise agree in writing, Seller shall defend against all such third-party claims or otherwise satisfy said claims, at its sole cost and expense, through counsel and accountants designated by it and approved by Purchaser, which approval shall not be withheld unreasonably. Purchaser shall have the right to participate with Seller in the defense of any such matter and shall make available to Seller the business records of Purchaser for said purpose. If Seller, after receipt of notification from Purchaser of a third-party claim, fails to protest, defend or settle any such third-party claim, demand, suit or proceeding promptly, diligently and in good faith, Purchaser shall have the right at its discretion to settle, defend or pay the same, in which event, Seller's indemnity shall extend to and include the amount of said settlement or payment and/or the costs and legal expenses of such defense.

         15.     INDEMNIFICATION BY PURCHASER

                 Purchaser shall and hereby does indemnify and hold Seller harmless from and against and in respect of any and all loss, damage and expense incurred by Seller, resulting from, arising out of, attributable to, or in any manner connected with:

                 (a) Any matter in respect of which Purchaser shall have made any misrepresentation, breached any warranty made pursuant to this Agreement or failed to fulfill any covenant or agreement on the part of Purchaser contained in this Agreement or in any Exhibit, Schedule or certificate or other document delivered, or to be delivered, by Purchaser to Seller in connection with this Agreement; and

                 (b) Any and all actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including reasonable legal and accounting fees and investigation costs) incident to the foregoing and the enforcement thereof.

         If any event shall occur or any circumstance arises which might give rise to a claim in respect of any matter against which Purchaser has indemnified Seller hereunder, Seller shall give notice thereof to Purchaser within thirty (30) days after said claim shall have been presented to it and, unless the parties otherwise agree in writing, Purchaser shall defend against said claim or otherwise satisfy said claim, at its sole cost and expense, through counsel and accountants designated by Purchaser and approved by Seller, which approval shall not be unreasonably withheld. Seller shall have the right to participate with Purchaser in the defense of any such matter and shall make available to Purchaser the business records of Seller for said purpose. If Purchaser, after receipt of notification from Seller of a thirty-party claim, fails to protest, defend or settle any such third-party claim, demand, suit or proceeding promptly, diligently and in good faith, Seller shall have the right in its discretion to settle, defend or pay the same, in which event, Purchaser's indemnity shall extend to and include the amount of said settlement or payment and/or the costs and legal expenses of such defense.

         16.     DOCUMENTS TO BE DELIVERED AT CLOSING

                 At the Closing on the Closing Date:

                 (a) Seller shall deliver or cause to be delivered to Purchaser the following:

                          (i) The First Note being issued to Purchaser at Closing and the documents required in order to grant Purchaser the security interests and the certificates for the 190,476 Shares referenced in Section 2(a);

                          (ii)    The Shareholders' Agreement referred to in
                                  Section 3(a);

                          (iii)   The Registration Agreement referred to in
                                  Section 3(d);

                          (iv) The documents necessary to restructure the Joint Venture into the LLC and the Master Joint Venture Agreement referred to in
                                  Section 4;

                          (v)     The certificate referred to in Section 11(c),

                          (vi)    A copy of the Seller's Articles of
                                  Incorporation and Bylaws certified as of the Closing Date by the Secretary thereof;

                          (vii)   The Employment Agreements referred to in
                                  Section 11(m);

                          (viii) The opinion of counsel referred to in Section 11(n);

                          (ix) Certified resolutions of Seller's Board of Directors authorizing and approving this transaction; and

                          (x) Subscription Agreements executed by each of Greenlee, Day and Roark to evidence their purchase obligations contained in Section 2(d); and

                          (xi) All other instruments not herein specifically provided for but which are reasonably necessary or desirable to effectuate the purpose of this Agreement.

                 (b) Purchaser and/or Jacobs shall deliver to Seller the following:

                          (i)     The purchase price due at Closing pursuant to
                                  Section 2(c);

                          (ii)    The Shareholders Agreement referred to in
                                  Section 3(c);

                          (iii)   The Registration Agreement referred to in
                                  Section 3(d);

                          (iv) The documents necessary to restructure the Joint Venture into the LLC and the Master Joint Venture Agreement referred to in
                                  Section 4;

                          (v) Certified resolutions of the Manager of Purchaser authorizing this transaction;

                          (vi)    The certificate referred to in Section 12(c);

                          (vii) The opinion of counsel referred to in Section 12(d); and

                          (viii) All other instruments not herein specifically provided for but which are reasonably necessary or desirable to effectuate the purpose of this Agreement.

         17.     BROKERAGE

                 Each party represents and warrants to the other that no person or persons assisted in or brought about the negotiation of this Agreement in the capacity of broker, agent, finder or originator on behalf of it. Each party ("First Party") agrees to indemnify and hold harmless the other from any claim asserted against such other party for a brokerage or agent's or finder's or originator's commission or compensation in respect of the transaction contemplated by this Agreement by any person purporting to act on behalf of First Party.

         18.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

                 All representations, warranties and agreements made by Seller and Purchaser pursuant hereto shall survive the closing of this transaction. None of the representations, warranties and agreements shall be affected by any investigation at any time made by or on behalf of Seller or Purchaser.

         19.     [INTENTIONALLY OMITTED]

         20.     REIMBURSEMENT OF EXPENSES OF PURCHASER

                 Upon the Closing, Seller shall reimburse Purchaser for and/or pay directly on behalf of and in the name of Purchaser, all the fees and expenses of Purchaser's attorneys' and accountants' fees incurred on or after May 29, 1996 in the negotiation and consummation of the transactions contemplated hereby.

         21.     BINDING AGREEMENT

                 All of the terms and provisions of this Agreement shall inure to the benefit of, be enforceable by and be binding upon and enforceable against the parties hereto and their respective heirs and personal representatives, successors and assigns; provided, however, that except as specified in Section 29 hereof, none of the parties hereto may assign its rights or duties hereunder. Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation.

         22.     NOTICES

                 Any notice or other communication required or permitted hereunder shall be expressed in writing and delivered in person or sent by certified or registered mail, return receipt requested, or sent by overnight courier service such as Federal Express and confirmed by certified or registered mail, return receipt requested, or sent by facsimile (receipt confirmed) to the respective parties at the following addresses, or at such other addresses as the parties shall designate by written notice to the other:

                 PURCHASER:       Diversified Opportunities Group Ltd.
                                  c/o Jacobs Entertainment Ltd.
                                  425 Lakeside Avenue
                                  Cleveland, Ohio 44113
                                  Attn:  Jeffrey P. Jacobs
                                  Fax No.: (216) 861-1315

                 Copy To:         Hahn Loeser & Parks
                                  3300 BP America Building
                                  200 Public Square
                                  Cleveland, Ohio 44114
                                  Attn:  Stephen P. Owendoff, Esq.
                                  Fax No.: (216) 241-2824

                 SELLER:          Black Hawk Gaming & Development Company, Inc.
                                  2060 Broadway, Suite 400
                                  Boulder, Colorado   80302
                                  Attn:  Stephen R. Roark, President
                                  Fax No.:  (303) 444-7968

                 Copy To:         Jones & Keller P.C.
                                  1625 Broadway, Suite 1600
                                  Denver, Colorado  80202
                                  Attn:  Samuel E. Wing, Esq.
                                  Fax No.: (303) 825-8537

All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or the same business day if presently delivered or sent by facsimile.

         23.     SECTION HEADINGS

                 The section and subsection headings and any table of contents listing the same contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         24.     SCHEDULES AND EXHIBITS

                 All Schedules and Exhibits referred to in this Agreement are attached hereto and are hereby incorporated herein and made a part hereof.

         25.     COUNTERPARTS

                 This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

         26.     COOPERATION

                 Each party shall cooperate and use its best efforts to consummate the transaction contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested from time to time after the Closing Date by any other party to carry out the terms and provisions and intent of this Agreement.

         27.     GENDER

                 Wherever the context of this Agreement so requires or permits, the masculine herein shall include the feminine or the neuter, the singular shall include the plural, and the term "person" shall also include "corporation" or other business entity.

         28.     ENTIRE AGREEMENT

                 This Agreement contains the entire agreement between the parties hereto, and it is understood and agreed that there are no other covenants, representations or warranties other than those contained herein. This Agreement may not be changed or modified except by a writing duly executed by the parties hereto.

         29.     WAIVER OF PROVISIONS

                 The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         30.     ASSIGNMENT BY PURCHASER.

                 Subject to any required approval of the Division, the Commission and the state and local liquor licensing authorities, Purchaser may assign its rights and obligations hereunder to corporations, limited liability companies, partnerships, trusts or other entities which are under common control with or controlled through equity ownership and/or voting control, by Purchaser or Jacobs; it being acknowledged that (i) any entity managed either by Jacobs Entertainment Ltd. ("JEL") or Jacobs, (ii) any entity in which either JEL or Jacobs is one of the trustees and/or one of the beneficiaries or (ii) any entity in which either JEL or Jacobs beneficially owns 15% or more of the outstanding equity securities constitutes common control.

         31.     ARBITRATION.

                 If any dispute shall arise between the parties pursuant to this Agreement, such dispute shall be settled by arbitration pursuant to this
Section 30. In such event, either party hereto may serve upon the other party a written notice demanding that the dispute be resolved pursuant to this Section 30. To the extent that any provision herein is inconsistent with any rule of the AAA, this Agreement shall prevail. The dispute or claim shall be heard in Chicago, Illinois by one (1) neutral arbitrator, if the parties can agree on the selection of said arbitrator, or if unable to agree, each party shall select one (1) arbitrator and the two arbitrators chosen shall select the third arbitrator. If the dispute shall be heard by three (3) arbitrators, one (1) arbitrator will be selected by the party initiating the arbitration at the time of the submission to arbitration. Within seven (7) days after submission, the other party will select an arbitrator. Within seven (7) days after the first two (2) arbitrators are chosen, the third arbitrator will be selected. The third arbitrator selected shall not have any relationship to either of the parties. The arbitrators shall apply the internal law of the State of Colorado. Said arbitrator(s) shall be sworn faithfully and fairly to determine the question at issue. The arbitrator(s) shall afford to the parties a hearing and the right to submit evidence, with the privilege of cross examination and the right to compel testimony by applying for subpoena powers to appropriate judicial authority, on the question at issue, and shall, with all possible speed, make his/their determination in writing and shall give notice to the parties hereto of such
determination.   The concurring determination of the arbitrator, if heard by one, or of any two of said three arbitrator(s) shall be binding upon the parties hereto, or, in case no two of the arbitrators shall render a concurring determination, then the determination of the third arbitrator appointed shall be binding upon the parties hereto. The decision of the arbitrators shall be final and binding upon the parties hereto and shall be enforceable in any court having jurisdiction. Any arbitration shall be conducted in accordance with the then prevailing Commercial Rules of the American Arbitration Association, or the successor party thereto from time to time in existence. The fees and expenses of the arbitrator(s) shall be divided equally between the parties so involved. The parties shall each bear their own expenses (including, but not limited to, attorneys' and witnesses' fees and expenses) in any arbitration proceedings.

         32.     GOVERNING LAW

         This Agreement shall be governed by and construed under the laws of the State of olorado.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                                        SELLER:

                                        BLACK HAWK GAMING &
                                        DEVELOPMENT COMPANY, INC.

                                        By: /s/ Robert D. Greenlee
                                            ----------------------------------
                                              Robert D. Greenlee, Chairman

                                        PURCHASER:

                                        DIVERSIFIED OPPORTUNITIES GROUP LTD.

                                        By: JACOBS ENTERTAINMENT LTD., its
                                              manager

                                        By: /s/ David C. Grunenwald
                                            ----------------------------------
                                        Title:  Vice President
                                            ----------------------------------

                             EXHIBITS AND SCHEDULES


Exhibit                        Section Reference         Description
-------                        -----------------         -----------
Exhibit A                             2(a)               First Note

Exhibit B                             3(a)               Shareholders' Agreement

Exhibit C                             3(d)               Registration Agreement




Schedule                       Section Reference         Description
--------                       -----------------         -----------
5(b)                                  5(b)               Conflicts

5(c)                                  5(c)               Capital Structure

5(e)                                  5(e)               Subsidiaries

5(g)                                  5(g)               Liens

5(i)                                  5(i)               Insurance and Claims

5(l)                                  5(l)               Liabilities

5(m)                                  5(m)               Investigation

5(n)                                  5(n)               Certain Agreements

5(o)                                  5(o)               Plans

5(p)                                  5(p)               Labor Matters

5(q)                                  5(q)               Taxes

5(s)                                  5(s)               Conduct of Business

5(v)                                  5(v)               Proprietary Rights

5(w)                                  5(w)               Contracts

                                CONVERTIBLE NOTE

$1,500,000                                                     Boulder, Colorado
                                                               November 12, 1996


         FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, Black Hawk Gaming & Development Company, Inc., a Colorado corporation with its principal office located at 2060 Broadway, Suite 400, Boulder, Colorado 80302 (the "Maker"), hereby promises to pay to the order of Diversified Opportunities Group Ltd. (the "Holder") with its principal office located at 1231 Main Avenue, Cleveland, Ohio 44113, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), together with interest thereon from the date hereof until payment in full at the Charged Rate (as defined below). This Convertible Note (the "Note") is issued pursuant to that certain Amended and Restated Purchase Agreement of even date herewith (the "Purchase Agreement") between the Maker and the Holder.

1.       Payment of Principal

         All principal outstanding hereunder shall be due in one payment, in full, on November 12, 1998. Principal of and interest on this Note are payable in lawful money of the United States of America at the Holder's address stated above, or at such other place as the Holder shall designate to the Maker in writing.

2.       Interest

         a. For purposes of this Note, the following terms shall have the meanings given them in this subsection a.:

                 i. "Adjusted Eurodollar Rate": For each calendar month until this Note is paid in full, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage;

                 ii. "Eurodollar Business Day": A day (other than a Saturday, Sunday or legal holiday) on which banks are open for business in New York City and on which there is trading by and between banks in United States dollar deposits in the interbank Eurodollar market.

                 iii. "Eurodollar Rate": For each calendar month, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to First Bank National Association (the "Bank") in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such calendar month for delivery in immediately available funds on the first day of such month and in an amount approximately equal to the outstanding principal amount of the Note and for a thirty (30) day maturity; provided, that in lieu of determining the rate in the foregoing manner, the Holder may substitute the per annum Eurodollar rate (LIBOR) for United States dollars displayed on the Telerate Systems, Inc. screen, page 3750 (or other applicable page), on the first day of such calendar month.

                 iv. "Eurodollar Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Bank, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Federal Reserve Board. The rate of interest applicable to the outstanding principal balance of the Note shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         b. This Note shall bear interest on the unpaid principal amount at a variable rate per annum equal to the sum of (1) the Adjusted Eurodollar Rate, plus (2) two percent (2.00%) (the "Charged Rate"). The Charged Rate shall be adjusted monthly on the first day of each calendar month and each change in the Charged Rate shall result immediately, without notice or demand of any kind, in a corresponding change in the interest rate under the Note. Interest shall be payable on the last day of each calendar quarter, and, in the event of a permitted prepayment, on the date of such prepayment. The Holder shall provide the Maker with notice of the Charged Rate periodically in order to permit the Maker to make timely payments hereunder.

         c. Any amount not paid when due under this Note, whether at the date scheduled for payment or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the Charged Rate plus four percent (4.00%) (the "Default Rate").

3.       Facility Fee

         Maker shall pay to Holder an annual facility fee (the "Facility Fee") equal to 1/4 of 1% of the amount of principal outstanding hereunder. The Facility Fee shall be due and payable to

Holder on the date hereof and on the same day of each subsequent year until this Note is paid in full.

4.       Security

         This Note is be secured by a first priority lien on the Maker's interest in the LLC (as defined in the Purchase Agreement) equal to 100% of the Maker's Membership Interest and the products and proceeds thereof, including but not limited to, its Capital Interest, interest in the Net Profits and Net Losses and Net Cash Flow of the LLC (each as defined in the Operating Agreement for the LLC (the "Operating Agreement")), and all other rights and privileges associated with Maker's membership in the LLC; provided, however, that the Holder's remedies upon an Event of Default hereunder shall be limited as set forth in Section 11 b., below. The Holder and BH Entertainment Ltd. ("Entertainment") are the other members of the LLC.

5.       Profit Participation.  In addition to the interest payable pursuant to
Section 2, until conversion of the entire unpaid principal balance of the Note in accordance with Section 8, below, Maker shall pay to the Holder, as and when received by the Maker, 40% of the Net Cash Flow distributed by the LLC to the Maker.

6. Prepayment Except as may be required by the Commission, the Division or other Governmental Authority (all as defined in the Purchase Agreement), the Maker may not prepay this Note without the prior written consent of the Holder.

7. Covenants. So long as any indebtedness under this Note remains outstanding, Maker shall not, without the prior written consent of the Holder:

         a. directly or indirectly declare or pay any dividends or make any distributions upon any of its common stock or other equity securities;

         b. except with respect to the Maker's obligation to acquire 12,500 shares of its common stock pursuant to a put option incurred by the Maker when it acquired certain property, directly or indirectly redeem, purchase or otherwise acquire any of the Maker's common stock or other equity securities (including, without limitation, options and other rights to acquire such common stock or other equity securities), or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans;

         c. except with respect to the exercise of warrants and options currently outstanding as shown on Schedule 5(c) to the Purchase Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (ii) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities); PROVIDED, that the Maker may, without the Holder's consent, issue up to an aggregate of 100,000 shares of its common stock;

         d. merge or consolidate with any person or permit any subsidiary to merge or consolidate with any person (other than a wholly-owned subsidiary); provided, that a subsidiary may merge with another person so long as after such merger the Maker owns at least 80% of the (i) capital stock of the surviving corporation possessing the right to vote for the election of directors and (ii) number of shares of the common stock of the surviving corporation then outstanding;

         e. sell, lease or otherwise dispose or, or permit any subsidiary to sell, lease or otherwise dispose of, more than 50% of the consolidated assets of the Maker and its subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value);

         f. except with respect to the sale of the Maker's subsidiary formed for the purpose of obtaining a gaming license in downtown Oklahoma City, Oklahoma with the Sac and Fox Indian Nation, issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any subsidiary to any person (other than the Holder or a permitted assignee of the Holder) if immediately after such issuance or sale the Maker owns less than 80% of the (i) capital stock possessing the right to vote for the election of directors and (ii) the number of shares of the common stock of any subsidiary then outstanding;

         g. liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company or into partnership or other non-corporate form);

         h. make any amendment to the Articles of Incorporation or the Maker's bylaws or file a resolution of the Board of Directors with the Colorado Secretary of State containing any provisions, which would increase the number of authorized shares of common stock of the Maker or adversely affect or otherwise impair the rights of the Holder under the Agreement; or

         i. create, incur or assume, or permit any subsidiary to create, incur or assume additional indebtedness in excess of $1,000,000.

8.       Conversion

         a. All or any portion of the unpaid principal balance shall be convertible into shares of common stock of the Maker, $.001 par value per Share (the "Common Stock") at any time upon the election of the Holder and, if not yet fully converted, shall, provided the provisions of Article XI of the Operating Agreement do not apply, automatically be converted, at such time as
(i) the Holder has acquired or received all necessary and appropriate regulatory, licensing and other approvals (to permit the Holder to convert the Note and hold the resulting Conversion Shares) from the Colorado Division of Gaming (the "Division"), the Colorado Limited Gaming Control Commission (the "Commission") and the state and local liquor licensing authorities and (ii) the Commission approves the issuance to the LLC of a retail gaming license for the proposed casino of the LLC. The number of shares of Common Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the amount of the then unpaid principal balance of this Note specified in the notice described in Section 8.c. below for conversion by $5.25 (the "Conversion Price").

         b. Any Conversion Shares shall have the registration rights set forth in the Registration Agreement among the Maker, the Holder and certain shareholders of the Maker dated of even date herewith.

         c. Before the Holder shall be entitled to convert this Note into Conversion Shares in the event of an optional conversion by the Holder, it shall give written notice by mail, postage prepaid, to the Maker at its principal corporate office, of the election to convert the same. Such notice shall state therein the date on which such conversion will occur. The Maker at its own expense shall, as soon as practicable thereafter or as soon as practicable after the issuance of the retail gaming license for the LLC's casino in the event of an automatic conversion, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of Conversion Shares to which the Holder of this Note shall be entitled. At the time such certificates are issued, accrued interest on the amount of principal so converted shall be paid by the Maker to the Holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion specified in such written notice, or, on the date of issuance of the retail gaming license to the LLC in the event of an automatic conversion, and the Holder of this Note shall be treated for all purposes as the record holder of such Conversion Shares. To the extent that the entire unpaid principal balance of this Note is not being converted in Conversion Shares, the Maker of this Note shall credit the Note on its books to the extent of the principal being converted by the Holder into Conversion Shares.

         d. No fractional share of Common Stock shall be issued upon conversion of this Note. In lieu of the Maker issuing any fractional share to the Holder upon the conversion of this Note, the Maker shall pay, in cash, to the Holder the amount of outstanding principal that is applicable to such fractional share.

         e. At its expense, the Maker shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities and other laws in the opinion of counsel to the Maker), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above and for all amounts of interest accrued as of the date of conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date specified in such notice and on and after such date the Holder of this Note entitled to receive the Conversion Shares shall be treated for all purposes as the record holder of such Conversion Shares. Upon conversion of this Note and delivery of the check described above, the Maker shall be forever released from all its obligations and liabilities under this Note to the extent of the amount of unpaid principal which the Holder has elected to convert into Conversion Shares.

9.       Conversion Price Adjustments.

         a. In the event the Maker should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of Conversion Shares issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

         b. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of Conversion Shares issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

         c. In the event of (i) any taking by the Maker of a record of the holders of any class of securities of the Maker for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or (ii) any capital reorganization of the Maker, any reclassification or recapitalization of the capital stock of the Maker or any transfer of all or substantially all of the assets of the Maker to any other person or any consolidation or merger involving the Maker, or (iii) any voluntary or involuntary dissolution, liquidation or winding up of the Maker, the Maker will mail to the Holder of this Note a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon and (C) the new Conversion Price after giving effect to the adjustment event, which new Conversion Price shall represent an appropriate increase or decrease in the Conversion Price to preserve the proportionate amount of Conversion Shares. Such notice shall be mailed at least twenty (20) days prior to the date described in clause (A) or
(B) above.

         d. The Maker shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Note into such number of Conversion Shares as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to the Holder of this Note, the Maker will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

10.      Events of Default

         "Event of Default," whenever used herein, means any one or more of the following defaults shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                 i. Default in the payment of any installment of interest, the Facility Fee, the principal of this Note or any other amount payable hereunder when such payment becomes due and payable, whether at maturity, by acceleration or otherwise, and such default shall continue unremedied for a period of fifteen (15) days;

                 ii. Default in the performance or breach of any other agreement, covenant or warranty of the Maker contained in this Note, and such default or breach shall continue unremedied for a period of thirty (30) days after the date on which written notice of such default or breach, requiring the Maker to remedy the same, shall have been given to the Maker by the Holder, or such longer period provided that the default is of a nature that





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
         cannot be remedied within 30 days and the Maker has within the thirty
         (30) day period instituted curative action and diligently and continuously pursues such action to completion;

                 iii. The entry of a decree or order by a court having jurisdiction adjudging the Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Maker under federal bankruptcy law or any similar federal or state law for the relief of debtors ("Bankruptcy Law"), or appointing a receiver, liquidator, assignee, trustee, conservator, sequestrator or assignee in bankruptcy or insolvency of the Maker or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall have continued undischarged and unstayed for a period of thirty (30) days;

                 iv. The Maker shall commence a voluntary case or shall consent to the entry of an order for relief in any involuntary case under Bankruptcy Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, custodian, sequestrator, trustee or assignee of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

                 v. There shall have occurred any circumstance or event which, upon the lapse of time, the giving of notice, or both, would constitute an event of default under any other indebtedness of the Maker, except if the same is cured or waived within any applicable grace period;

                 vi. The Maker shall have failed to give written notice within five (5) days after the occurrence of the event or circumstances described in clause (v), above;

                 vii. Entertainment delivers a notice to the Maker that pursuant to the terms of the Operating Agreement, it is electing its Purchase Right of the Maker's Membership Interest in the LLC, or an event occurs that pursuant to the terms of the Operating Agreement would subject all of the Maker's Membership Interest in the LLC to automatic and immediate termination; or

                 viii. Breach or default by the Maker of any representation, warranty, agreement or covenant pursuant to the Purchase Agreement or any other agreement between the Holder and the Maker.

11.      Remedies

         a. Subject to subsection b., below, if an Event of Default occurs and is continuing (unless waived in writing by the Holder), then, and in each and every case, unless the entire principal of this Note already shall have become due and payable, the Holder may, by a notice in writing to the Maker, declare the principal and the accrued interest on this Note to be immediately due and payable. The principal and accrued interest on this Note shall become and shall be immediately due and payable upon such declaration.

         b. The following provisions shall apply if an Event of Default shall occur. The principal and accrued interest on this Note shall be immediately due and payable without any notice or other action being required on the part of Holder. If the Event of Default consists of Entertainment's election of a Purchase Right, then the Holder's remedies for this Event of Default shall be limited to the extent and in the circumstances provided in the Operating Agreement. If the Event of Default is one that causes the automatic termination of the Maker's Membership Interest, and the Membership Interest of the Holder as a result increases in accordance with the provisions of the Operating Agreement, then the Holder shall transfer the Note to the LLC as provided by the Operating Agreement and shall exercise no remedies thereunder inconsistent with its obligations as set out under the Operating Agreement. In the event of any other Event of Default hereunder, then Holder's remedies shall be limited in the same manner as if the Event of Default consists of Entertainment's election of the Purchase Right under the Operating Agreement. In any event, provided all of the applicable provisions of Section 11.2(b) of the Operating Agreement occur, Holder shall take no further action against the Maker to enforce payment under the Note, except for the payment of accrued but unpaid interest.

12.      Miscellaneous

         a. The Maker hereby waives presentment, notice of dishonor, protest and diligence in bringing suit against the Maker. Acceptance by the Holder of any payment which is less than the full amount then due and owing hereunder shall not constitute a waiver of the Holder's right to receive payment in full at such time or at any prior or subsequent time. The Maker consents that the time of payment may be extended an unlimited number of times before or after maturity without notice to the Maker, and that the Maker shall not be discharged by reason of any such extension or extensions of time. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

         b. Notwithstanding the foregoing, if at any time implementation of any provision hereof shall cause the interest contracted for or charged herein and collectible hereunder to exceed the applicable lawful maximum rate, then the interest shall be limited to such lawful maximum.

         c. The Maker shall be liable for any and all costs and expenses of collection of the interest required to be paid hereunder, including, without limitation, reasonable attorneys' fees, arising by virtue of an Event of Default.

         d. This Note shall be subject to and construed in accordance with the laws of the State of Colorado. If any provision herein shall be unenforceable, such unenforceable provision shall not render the remaining provisions hereof unenforceable or invalid.

         e. This Note shall be binding upon the Maker and the Maker may not assign its obligations hereunder without the prior written consent of the Holder. The Holder may assign its rights hereunder, in whole or in part, to one or more corporations, limited liability companies, partnerships, trusts or other entities which are under common control with or controlled through equity ownership and/or voting control by, the Holder or Jeffrey P. Jacobs; it being acknowledged that (i) any entity managed by Jacobs Entertainment Ltd. ("JEL") or Jeffrey P. Jacobs, (ii) any entity in which either JEL or Jeffrey P. Jacobs is one of the trustees and/or one of the beneficiaries or (iii) any entity in which either JEL or Jeffrey P. Jacobs beneficially owns 15% or more of the outstanding equity securities constitutes common control.

                                        BLACK HAWK GAMING & DEVELOPMENT
                                        COMPANY, INC.

                                        By:  /s/ Stephen R. Roark
                                           -------------------------------------
                                        Title:  President
                                              ----------------------------------




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